                                                                  EXHIBIT 10.20

                    CONFIDENTIAL SEVERANCE OPTION AGREEMENT

        THIS CONFIDENTIAL SEVERANCE OPTION AGREEMENT (the "Option Agreement") is entered into as of August 20, 1997 between Verity, Inc. (the "Company") and Richard Lo ("Employee").

                                    Recitals

        A. To provide Employee with additional incentive to remain an employee of the Company through September 15, 1997 (the "Option Date"), the Company wishes to provide Employee with an option to obtain the severance benefits set forth in the form of Confidential Resignation Agreement attached to this Option Agreement as Exhibit A (the "Resignation Agreement").

        B. As set forth below, Employee's right to receive such benefits shall be conditioned upon his continued diligent and professional services on behalf of the Company in his capacity as the Company's Vice President, US and International Sales, through the Option Date.

                                   Agreement

        ACCORDINGLY, the parties agree as follows:

        1. Option Grant. The Company hereby grants Employee the option to obtain the severance benefits as set forth in the Resignation Agreement, subject to the terms and conditions of the Resignation Agreement and of this Option Agreement (the "Option").

        2. Option Exercise Requirements. Subject to Section 4 below, the Option may be exercised by Employee only between the period commencing on September 5, 1997 and ending on September 15, 1997 (the "Option Period"). To exercise the Option, Employee must execute the Resignation Agreement and deliver such executed agreement to the Company (delivered to the attention of the Company's Chief Executive Officer or his designee) during the Exercise Period. Subject to Employee's compliance with the other terms and conditions of this Option Agreement, promptly following the Company's receipt of the executed Resignation Agreement, the Company shall cause the Resignation Agreement to be duly executed on behalf of the Company and delivered to Employee. Subject to
Section 4 below, the "Effective Date", as defined in the Resignation Agreement, shall be the date of exercise of the Option.

        3. Certain Conditions Applicable to Option. Employee's right to exercise the Option, and the Company's obligation to provide the benefits and otherwise perform the obligations set forth in the Resignation Agreement and this Agreement, is subject to the following:

                a. Employee shall continue to serve diligently, professionally and to the best of his ability on behalf of the Company in his capacity as the Company's Vice President, US and International Sales, through the Option Date.

                b. Employee's employment shall not have been terminated either (i) by Employee voluntarily or (ii) by the Company with cause on or before the Option Date. For the purposes of this Agreement, the term "cause" shall mean (i) Employee's violation of any provision of his Assignment of Inventions and Nondisclosure Agreement with the Company dated August 24, 1995 (the "Confidentiality Agreement") or of Section 7 of this Option Agreement,
(ii) any act of theft or dishonesty by Employee, (iii) any immoral or illegal act by Employee which has a detrimental effect on the business or reputation of the Company or its affiliates, (iv) Employee's failure to provide service to the Company in compliance with the standard of Section 3(a) above or (v) any material failure by Employee to perform assigned duties after written notice and a reasonable opportunity to comply with such notice.

        4. Effect of Early Termination Without Cause. If (i) prior to the Option Date, the Company terminates Employee's employment without cause (as defined above) ("Early Termination") and (ii) at all times prior to such Early Termination, Employee has provided service to the Company in compliance with the standard of Section 3(a) above, then Employee shall be entitled to exercise the Option as of the date of such Early Termination. In such event, the "Effective Date," as defined in the Resignation Agreement, shall be deemed to be the date of such Early Termination.

        5. Employment Status. Notwithstanding the terms of this Agreement and without limiting Employee's right hereunder, the parties agree that Employee is employed by the Company on an "at will" basis. Accordingly, Employee may terminate his employment by the Company at any time, and the Company may terminate Employee's employment at any time, with or without cause and for any reason.

        6. ARBITRATION. The parties agree that any and all disputes, claims and causes of action, in law or in equity, arising from or relating to this Option Agreement, the Resignation Agreement or the enforcement, performance, breach or interpretation of such agreements, shall be resolved by final and binding confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then-existing JAMS Rules of Practice an Procedure, to be conducted in Santa Clara County, California. Any such arbitration shall be conducted in the utmost secrecy. However, this arbitration provision shall not be the exclusive remedy for any disputes or claims arising from the Confidentiality Agreement including, but not limited to, disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information. Furthermore, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of such arbitration. In the event of any dispute relating to or arising out of this Option Agreement or the Resignation Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

        7. Confidentiality. Employee agrees that he shall not directly or indirectly disclose, and he represents that he has not previously directly or indirectly disclosed, any of the terms of this Option Agreement, including its exhibit, to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

        8. Miscellaneous. This Option Agreement, including the exhibit to this Option Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and employment and other agreements, whether written or oral, with the exception of any agreements described in Paragraph 5 of the Resignation Agreement and the stock option agreements entered into between the parties. This Agreement may not be altered or amended except by a written document signed by the Company and Employee.

        Executed effective as of the date first written above.

VERITY, INC.                            EMPLOYEE

By
   --------------------------           ---------------------------
                                        Richard Lo

Its
   --------------------------

                    EXHIBIT A TO SEVERANCE OPTION AGREEMENT

                       CONFIDENTIAL RESIGNATION AGREEMENT
                         AND GENERAL RELEASE OF CLAIMS

        1. This is to confirm that I, Richard Lo, hereby resign from my positions as an employee and officer of Verity, Inc. (the "Company") effective as of September 15, 1997 (the "Resignation Date").

        2. In exchange for the release of claims set forth below, the Company agrees to provide me with the following benefits:

                (a) During the period commencing on September 16, 1997 and ending on March 15, 1998 (the "Severance Period"), the Company agrees to pay to me the amount of $15,166.66 on or about the first day of October, November and December 1997, and January, February and March 1998. I understand that, on the Resignation Date, the Company will refund me the cash balance in my account for the Company's Employee Stock Purchase Plan to date and the Company will also pay to me the dollar amount of my accrued and unused vacation and floating holiday time as of the Resignation Date.

                (b) I will remain eligible to receive commissions earned by and owed to me, if any, with respect to bookings made and cash collections received through August 31, 1997 solely under my current compensation plan ("Commissions"). Any such Commissions will be paid in accordance with the Company's schedule for commission payments generally to its sales force; the last payments of such Commissions, if any, will be made on or before September 30, 1997. "Commissions" shall only be earned to the extent of applicable commissions based on contracts with customers executed as of August 31, 1997 for which I would otherwise be entitled to receive booking or collections credit ("Current Contracts") under my current compensation plan, and shall be net of the draw component of my compensation. "Commissions" will not be payable with respect to any revenue based on any customer's expanding or altering its relationship with the Company beyond the rights and obligations set forth in its Current Contract after August 31, 1997.

                (c) We agree that, with respect to my outstanding options to purchase shares of the Company's common stock (all of which are described below), the following number of shares will be considered "Unvested Shares" and

                        "Vested Shares," respectively, pursuant to the respective stock option agreement, and the portion of each such option represented by such "Unvested Shares" shall be deemed canceled as of the Resignation Date and will not be exercised by me.


-------------------------------------------------------------------------------------------
    Grant Date              Shares Subject      Number of Unvested      Number of Vested
Relating to Option             to Grant              Shares                   Shares
    Agreement
-------------------------------------------------------------------------------------------

08/31/95                    9,000               3,375                   5,625

03/17/97                    80                  32                      48

03/17/97                    8,800               5,683                   3,117

03/17/97                    60,000              41,252                  18,748



                (d) Section 7.1(c) of each of my stock option agreements referenced above shall be amended to change the references therein from "one(1) month" to "six (6) months."


                (e) I agree that I shall not make any critical or disparaging statements to any person or entity regarding the Company, its products or its past, current or future employees, officers or directors.


        I understand and acknowledge that I shall not be entitled to any benefits from the Company other than those expressly set forth in this paragraph.

        3. In exchange for the benefits described above, I and my successors and assigns release and absolutely discharge the Company and its shareholders, directors, officers, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether known or unknown, which I now have, or at any other time had, or shall or may have against the Company based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including, but not limited to, any claims of wrongful discharge, breach of contact or national origin, race, age, sex, sexual orientation or other discrimination under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

        4. I acknowledge that I have read section 1542 of the Civil Code of the State of California which, in its entirety, states:

               A general release does not extend to claims which creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.



I hereby wave any right or benefit which I have under section 1542 of the Civil Code of the State of California to the full extent that I may lawfully waive such rights and benefits pertaining to the subject matter of this general release of claims.

        5. I acknowledge and agree that I shall continue to be bound by and comply with the terms of my Assignment of Inventions and Nondisclosure Agreement with the Company dated August 24, 1995 (the "Confidentiality Agreement").

        6. I agree that I shall not directly or indirectly disclose, and I represent that I have not previously directly or indirectly disclosed, any of the terms of this Agreement to anyone other than my immediate family or counsel, except as such disclosure maybe required for accounting or tax reporting purposes or as otherwise may be required by law.

        7. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurring in any lawsuit or other action brought to enforce any right arising out of this Agreement.

        8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of my Confidential Severance Option Agreement with the Company dated August 20, 1997, the Confidentiality Agreement, and my stock option agreements described above. This agreement may not be altered or amended except by a written document signed by the Company and me.


Dated:______________                    Effective Date:______________

                                        Verity, Inc.

_______________________________         By:___________________________________
Richard Lo
                                        Title:________________________________